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                                                   EX-23.5

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Xpedite Systems, Inc. for the public offering of up to 1,725,000 shares of its common stock and to the inclusion and to the incorporation by reference therein of our report dated May 22, 1996, with respect to the consolidated financial statements of Comwave Communications AG included in its Current Report on Form 8-K dated November 20, 1995 and Amendment Nos. 1, 2, 3 and 4 thereto on Form 8-K/A filed with the Securities and Exchange Commission.


Basel, Switzerland
August 13, 1996

Visura Treuhand-Gesellschaft

/s/ OSKAR HEINIGER       /s/ DAVID CHRISTELLER
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  Oskar Heiniger            ppa. David Christeller